EXHIBIT 99.1

BROADRIDGE REPORTS THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2018 RESULTS
Third Quarter Diluted EPS Growth of 43% and Adjusted EPS growth of 45%
Total Revenues Rise 6% to $1.1 billion
Recurring Revenues Increase 8% to $639 million
Raising Fiscal Year 2018 EPS Guidance
LAKE SUCCESS, N.Y., May 8, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the third quarter and nine months ended March 31, 2018 of its fiscal year 2018.

Summary Financial Results	Third Quarter			Nine Months
Dollars in millions, except per share data, unaudited	2018	2017	Change	2018	2017	Change

Total revenues	$1,072	$1,009	6%	$3,009	$2,797	8%
Recurring fee revenues	639	592	8%	1,749	1,645	6%

Operating income	130	110	19%	330	235	40%
Operating income margin	12.1%	10.9%		10.9%	8.4%

Adjusted Operating income - Non-GAAP	152	134	13%	395	299	32%
Adjusted Operating income margin - Non-GAAP	14.1%	13.2%		13.1%	10.7%

Diluted EPS	$0.90	$0.63	43%	$1.84	$1.15	60%
Adjusted EPS - Non-GAAP	$1.00	$0.69	45%	$2.33	$1.43	63%

Closed sales	$38	$48	(20)%	$100	$125	(20)%
“Broadridge continued its strong performance in the third quarter of 2018. Recurring fee revenue rose 8%, Adjusted Operating income increased 13% and, aided by a lower tax rate, Adjusted EPS grew 45%," said Rich Daly, Broadridge’s Chief Executive Officer. "We are raising our fiscal year 2018 guidance for Adjusted EPS growth to 31-35% from 27-31% and reaffirming our outlook for revenue growth and margin expansion."
“As we close out fiscal year 2018, we remain confident that Broadridge is on track to meet the three year financial objectives we laid out at our Investor Day last December. Our discussions with clients remain very active, and the investments we have made over the past several years to strengthen our product line continue to position us well for future growth,” Mr. Daly added.

Fiscal Year 2018 Financial Guidance

	Prior[1]	Current

Recurring fee revenue growth	4-6%	4-6%
Total revenue growth	2-4%	2-4%

Operating income margin - GAAP	~14%	~14%
Adjusted Operating income margin - Non-GAAP	~16%	~16%

Diluted earnings per share growth[2]	22-26%	28-33%
Adjusted Earnings per share growth[2] - Non-GAAP	27-31%	31-35%

Free cash flow[2] - Non-GAAP	$500-550M	$500-550M
Closed sales	$170-210M	$170-210M

1 Prior guidance as of February 8, 2018.
2 Current EPS Guidance and Free cash flow Guidance includes projected $35 million, or $0.27 per share, from excess tax benefits from stock-based compensation.
Financial Results for the Third Quarter Fiscal Year 2018
Revenues
Revenues for the three months ended March 31, 2018 ("third quarter of fiscal year 2018") increased 6% to $1,072 million from $1,009 million in the prior year period.
Recurring fee revenues rose 8% to $639 million. The increase in recurring fee revenues reflected organic growth of 7%, including internal growth (4pts), gains from Net New Business (3pts) and contributions from our recent acquisitions (1pt). Event-driven fee revenues rose 9% to $67 million, primarily from increased equity proxy contests which were partially offset by decreased mutual fund proxy activity. Distribution revenues increased $9 million, or 2%, to $385 million. Changes in foreign currency rates positively impacted revenues by $1 million as compared to the prior year period.
Operating Income
For the third quarter of fiscal year 2018:

•
Operating income was $130 million, an increase of $20 million, or 19%, compared to $110 million for the prior year period. Operating income margin increased to 12.1%, compared to 10.9% for the prior year period.

•
Adjusted Operating income was $152 million, an increase of $18 million, or 13%, compared to $134 million for the prior year period. Adjusted Operating income margin increased to 14.1%, compared to 13.2% for the prior year period.

•	The increases in Operating income margin and Adjusted Operating income margin are primarily due to the increase in recurring fee revenues.
Interest Expense and Other Non-Operating Income
Interest expense, net for the third quarter of fiscal year 2018 was $9 million, a decrease of $2 million, or 17%, compared to $11 million for the prior year period. The decrease was primarily due to lower interest expense of $1 million and a $1 million increase in interest income.
Other non-operating income, net was $4 million, a decrease of $3 million, or 43%, compared to $7 million for the prior year period. The decrease was primarily due to a decrease of $4 million in investment gains.
Effective Tax Rate
The effective tax rate for the third quarter of fiscal year 2018 was 12.9% compared to 28.6% for the prior year period. The decrease in the effective tax rate is primarily due to the recognition of a $16 million excess tax benefit attributable to stock-based compensation as well as the corporate tax rate change under the Tax Cuts and Jobs Act (the “Tax Act”).
Net Earnings and Earnings per Share
For the third quarter of fiscal year 2018:

•	Net earnings increased 44% to $109 million, compared to $76 million for the prior year period.

•	Adjusted Net earnings increased 46% to $121 million, compared to $83 million for the prior year period.

•	Diluted earnings per share increased 43% to $0.90, compared to $0.63 for the prior year period.

•	Adjusted earnings per share increased 45% to $1.00 compared to $0.69 for the prior year period.
Segment and Other Results for Third Quarter Fiscal Year 2018
Investor Communication Solutions ("ICS")
ICS revenues for the third quarter of fiscal year 2018 were $855 million, an increase of $35 million, or 4%, compared to $820 million for the prior year period.

•
Recurring fee revenues rose $20 million, or 5%, to $403 million. The increase was attributable to: (i) internal growth (2pts), (ii) Net New Business from increases in revenues from Closed sales (2pts) and (iii) revenues from acquisitions (1pt).

•	Event-driven fee revenues increased $6 million, or 9%, to $67 million, the result of increased equity proxy contest activity which were partially offset by decreased mutual fund proxy activity.

•	Position growth compared to the same period in the prior year, which is a component of internal growth, was 8% for mutual fund and exchange traded fund ("ETF") interims.

•	Distribution revenues increased $9 million, or 2%, to $385 million.
Earnings before income taxes for the third quarter of fiscal year 2018 were $93 million, an increase of $18 million, or 23%, compared to $75 million for the prior year period, primarily due to higher recurring fee revenues and event-driven fee revenues. Pre-tax margins increased by 1.7 percentage points to 10.9% from 9.2%.
Global Technology and Operations ("GTO")
GTO revenues for the third quarter of fiscal year 2018 were $235 million, an increase of $27 million, or 13%, compared to $209 million in the prior year period. The increase was attributable to: (i) internal growth from higher trade and non-trade activity levels (7pts), (ii) higher Net New Business from Closed sales (4pts), and (iii) revenue from acquisitions (1pt).
GTO earnings before income taxes were $57 million, an increase of $15 million, or 34%, compared to $43 million in the prior year period, primarily due to higher organic revenues. Pre-tax margins increased by 3.9 percentage points to 24.4% from 20.5%.
Other
Other Pre-tax loss increased 101% in the third quarter of fiscal year 2018 to $29 million from $14 million in the prior year period. The increased loss was primarily due to higher expense related to corporate charges, including efficiency and growth initiatives, higher performance-based compensation expense of $5 million and a decrease of $4 million in investment gains in the current year period.
Financial Results for the Nine Months Ended March 31, 2018
Revenues
Revenues for the nine months ended March 31, 2018 increased 8% to $3,009 million from $2,797 million in the prior year period.
Recurring fee revenues rose 6% to $1,749 million. The increase in recurring fee revenues reflected organic growth of 5%, including 3% from Net New Business, 2% from internal growth and 1% from our recent acquisitions. Event-driven fee revenues rose 74% to $223 million, primarily from increased mutual fund proxy activity and equity proxy contests.

Distribution revenues increased $12 million, or 1%, to $1,090 million. Changes in foreign currency rates positively impacted revenues by $2 million as compared to the prior year period.

Operating Income
For the nine months ended March 31, 2018:

•
Operating income was $330 million, an increase of $95 million, or 40%, compared to $235 million for the prior year period. Operating income margin increased to 10.9%, compared to 8.4% for the prior year period.

•
Adjusted Operating income was $395 million, an increase of $95 million, or 32%, compared to $299 million for the prior year period. Adjusted Operating income margin increased to 13.1%, compared to 10.7% for the prior year period.

•	The increases in Operating income margin and Adjusted Operating income margin are primarily due to the increase in event-driven fee revenues and recurring fee revenues.
Interest Expense and Other Non-Operating Expenses
Interest expense, net for the nine months ended March 31, 2018 was $29 million, a decrease of $3 million, or 10%, compared to $32 million for the prior year period. The decrease was primarily due to $2 million of lower interest expense and a $1 million increase in interest income.
Other non-operating income, net was $2 million, an increase of $1 million, or 163%, compared to $1 million for the prior year period. The increase was primarily due to lower expense of $3 million related to fluctuations in foreign currency exchange rates and lower losses related to minority equity investments of $2 million partially offset by a decrease of $4 million in investment gains.
Effective Tax Rate
The effective tax rate for the nine months ended March 31, 2018 was 27.0%, compared to 31.4% for the prior year period. The decrease in the effective tax rate is primarily due to the recognition of a $19 million excess tax benefit attributable to stock-based compensation as well as a reduced federal rate, partially offset by $16 million of net tax charges relating to the enactment of the Tax Act.
During the second quarter of fiscal year 2018, the Company incurred a net total of $16 million ("the net tax charge") tax expense resulting from the recent changes to U.S. tax laws. These expenses included $32 million in charges relating to earnings of certain foreign subsidiaries and earnings deemed repatriated for U.S. tax purposes. The charges were offset by a $16 million benefit from the remeasurement of the Company's net U.S. federal and state deferred tax liabilities.
Excluding the $19 million excess tax benefit and the net tax charge of $16 million, the provision for income taxes would have been $84 million for the nine months ended March 31, 2018, and the effective tax rate would have been 27.9%.
Net Earnings and Earnings per Share
For the nine months ended March 31, 2018:

•	Net earnings increased 58% to $221 million, compared to $140 million for the prior year period.

•	Adjusted Net earnings increased 61% to $280 million, compared to $174 million for the prior year period.

•	Diluted earnings per share increased 60% to $1.84, compared to $1.15 for the prior year period.

•	Adjusted earnings per share increased 63% to $2.33 compared to $1.43 for the prior year period.
Segment and Other Results for Nine Months Ended March 31, 2018
Investor Communication Solutions
ICS revenues for the nine months ended March 31, 2018 were $2,384 million, an increase of $141 million, or 6%, compared to $2,243 million for the prior year period.

•
Recurring fee revenues rose $35 million, or 3%, to $1,071 million. The increase was attributable to: (i) Net New Business from increases in revenues from Closed sales (2pts), internal growth (1pt) and (ii) revenues from acquisitions (1pt).

•	Event-driven fee revenues increased $95 million, or 74%, to $223 million, the result of increased mutual fund proxy activity and equity proxy contests.

•	Position growth compared to the same period in the prior year, which is a component of internal growth, was 10% for mutual fund and ETF interims.

•	Distribution revenues increased $12 million to $1,090 million.
Earnings before income taxes for the nine months ended March 31, 2018 were $211 million, an increase of $80 million, or 62%, compared to $131 million for the prior year period, primarily due to higher event-driven fee revenues and recurring fee revenues. Pre-tax margins increased by 3.1 percentage points to 8.9% from 5.8%.
Global Technology and Operations
GTO revenues for the nine months ended March 31, 2018 were $678 million, an increase of $69 million, or 11%, compared to $609 million in the prior year period. The increase was attributable to: (i) higher Net New Business from Closed sales (5pts), (ii) internal growth from higher trade and non-trade activity levels (4pts) and (iii) revenue from recent acquisitions (2pts).
GTO earnings before income taxes were $153 million, an increase of $30 million, or 24%, compared to $123 million in the prior year period, primarily due to higher organic revenues. Pre-tax margins increased by 2.2 percentage points to 22.5% from 20.3%.
Other
Other Pre-tax loss increased 33% in the nine months ended March 31, 2018 to $77 million from $58 million in the prior year period. The increased loss was primarily due to higher expense related to corporate charges, including efficiency and growth initiatives, a decrease of $4 million in investment gains and higher performance based compensation expense of $4 million in the current year period.
Changes in U.S. Federal Tax Laws
The Tax Act was enacted into law on December 22, 2017. One of the primary provisions of this new legislation is a reduction of the U.S. federal corporate statutory rate to 21% from 35%. With a fiscal year ending June 30, 2018, Broadridge's full year corporate rate will be subject to a blended rate that includes both the new and old rates. Beginning in fiscal year 2019, the Company will realize the full benefit of the lower corporate statutory rate in its provision for income taxes.
In addition, as a result of the changes in tax laws, Broadridge incurred a net charge of $16 million tax expense related to the repatriation of earnings from certain foreign subsidiaries and the remeasurement of the Company's net U.S. federal and state deferred tax liabilities. This amount is provisional and represents the Company's best estimate of the expected impact from the tax law changes. The ultimate impact of these changes may differ from Broadridge's estimate due to changes in interpretations and assumptions made by the Company, additional regulatory guidance that may be issued, as well as the amount of our fiscal year 2018 earnings before taxes.
Acquisition of ActivePath
In March 2018, the Company acquired ActivePath Solutions Ltd. ("ActivePath"), a digital technology company with technology that enhances the consumer experience associated with consumer statements, bills, and regulatory communications. The aggregate purchase price was $25 million.
Earnings Conference Call
An analyst conference call will be held today, Tuesday, May 8, 2018 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.

A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through May 22, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 7293137 within the United States or 1-404-537-3406 passcode: 7293137 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles ("GAAP") except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, (iii) Tax Act items, (iv) the Gain on Sale of Securities and (v) the Message Automation Limited ("MAL") investment gain. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company's acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. Tax Act items represent the net impact of a U.S. federal transition tax on earnings of certain foreign subsidiaries, foreign jurisdiction withholding taxes and certain benefits related to the remeasurement of the Company's net U.S. federal and state deferred tax liabilities attributable to the Tax Act. The Gain on Sale of Securities represents a non-operating gain on the sale of securities associated with the Company's retirement plan obligations. The MAL investment gain represents a non-cash, nontaxable gain on investment from the Company’s acquisition of MAL in March 2017.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, Tax Act items, Gain on Sale of Securities and the MAL investment gain from our earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these adjusted measures may be useful to an investor in evaluating the underlying operating performance of our business.
Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures as well as Software purchases and capitalized internal use software.

Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2018 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “2017 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2017 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; any material breach of Broadridge security affecting its clients’ customer information; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) a global fintech leader, is the leading provider of investor communications and technology-driven solutions to banks, broker-dealers, mutual funds and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.
Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Revenues	$1,071.9	$1,008.9	$3,009.5	$2,796.8
Operating expenses:
Cost of revenues	803.1	773.7	2,299.5	2,199.5
Selling, general and administrative expenses	138.8	125.5	380.5	362.8
Total operating expenses	941.9	899.2	2,680.0	2,562.3
Operating income	130.0	109.7	329.5	234.6
Interest expense, net	9.0	10.8	28.6	31.8
Other non-operating income, net	(4.2)	(7.4)	(2.1)	(0.8)
Earnings before income taxes	125.2	106.3	303.0	203.5
Provision for income taxes	16.2	30.4	81.9	63.8
Net earnings	$109.1	$75.9	$221.1	$139.7

Basic earnings per share	$0.93	$0.64	$1.89	$1.18
Diluted earnings per share	$0.90	$0.63	$1.84	$1.15

Weighted-average shares outstanding:
Basic	116.9	117.8	116.7	118.3
Diluted	120.9	120.7	120.3	121.3
Dividends declared per common share	$0.365	$0.33	$1.095	$0.99

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	March 31, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$352.1	$271.1
Accounts receivable, net of allowance for doubtful accounts of $5.8 and $3.7, respectively	714.1	589.5
Other current assets	136.9	129.0
Total current assets	1,203.0	989.6
Property, plant and equipment, net	197.9	198.1
Goodwill	1,231.3	1,159.3
Intangible assets, net	490.2	486.4
Other non-current assets	362.4	316.4
Total assets	$3,484.7	$3,149.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$147.4	$167.2
Accrued expenses and other current liabilities	434.5	495.3
Deferred revenues	185.4	82.4
Total current liabilities	767.3	744.9
Long-term debt	1,203.1	1,102.1
Deferred taxes	42.8	82.0
Deferred revenues	77.5	74.3
Other non-current liabilities	232.3	142.7
Total liabilities	2,323.0	2,146.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: 650.0 shares authorized; 154.5 and 154.5 shares issued, respectively; and 117.3 and 116.5 shares outstanding, respectively	1.6	1.6
Additional paid-in capital	1,038.9	987.6
Retained earnings	1,562.6	1,469.4
Treasury stock, at cost: 37.2 and 38.0 shares, respectively	(1,406.6)	(1,398.9)
Accumulated other comprehensive loss	(34.6)	(55.8)
Total stockholders’ equity	1,161.8	1,003.8
Total liabilities and stockholders’ equity	$3,484.7	$3,149.8

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Cash Flows

Dollars in millions, unaudited	Nine Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net earnings	$221.1	$139.7
Adjustments to reconcile Net earnings to Net cash flows provided by operating activities:
Depreciation and amortization	60.7	51.2
Amortization of acquired intangibles and purchased intellectual property	59.4	52.8
Amortization of other assets	35.5	29.6
Stock-based compensation expense	39.2	34.7
Deferred income taxes	(21.5)	(16.1)
Excess tax benefits from stock-based compensation awards	—	(29.0)
Other	(15.2)	(7.1)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(121.3)	(114.6)
Increase in Other current assets	(33.3)	(60.0)
Increase in Accounts payable	3.0	42.5
Decrease in Accrued expenses and other current liabilities	(80.1)	(23.8)
Increase in Deferred revenues	99.8	118.3
Non-current assets and liabilities:
Increase in Other non-current assets	(69.2)	(76.8)
Increase in Other non-current liabilities	96.7	20.7
Net cash flows provided by operating activities	274.8	162.1
Cash Flows From Investing Activities
Capital expenditures	(54.8)	(51.7)
Software purchases and capitalized internal use software	(15.9)	(17.8)
Acquisitions, net of cash acquired	(63.0)	(448.1)
Purchase of intellectual property	(40.0)	(90.0)
Equity method investments	(4.0)	(4.5)
Other investing activities	—	(0.9)
Net cash flows used in investing activities	(177.6)	(613.0)
Cash Flows From Financing Activities
Proceeds from Long-term debt	260.0	355.0
Repayments on Long-term debt	(160.0)	(105.0)
Excess tax benefits from stock-based compensation awards	—	29.0
Dividends paid	(123.0)	(113.6)
Purchases of Treasury stock	(29.8)	(212.6)
Proceeds from exercise of stock options	38.1	45.4
Payment of contingent consideration obligations	—	(0.7)
Costs related to amendment of revolving credit facility	—	(1.8)
Costs related to issuance of bonds	—	(0.7)
Other financing activities	(5.5)	—
Net cash flows used in financing activities	(20.2)	(4.9)
Effect of exchange rate changes on Cash and cash equivalents	4.1	(2.4)
Net change in Cash and cash equivalents	81.0	(458.2)
Cash and cash equivalents, beginning of period	271.1	727.7
Cash and cash equivalents, end of period	$352.1	$269.5
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

Segment results:

	Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	(in millions)
Investor Communication Solutions	$855.3	$820.5	$2,384.0	$2,242.9
Global Technology and Operations	235.2	208.6	678.1	608.8
Foreign currency exchange	(18.6)	(20.1)	(52.5)	(54.8)
Total	$1,071.9	$1,008.9	$3,009.5	$2,796.8

	Earnings (Loss) before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	(in millions)
Investor Communication Solutions	$93.0	$75.5	$211.0	$130.5
Global Technology and Operations	57.3	42.7	152.9	123.3
Other	(29.0)	(14.4)	(77.0)	(58.0)
Foreign currency exchange	3.9	2.5	16.1	7.6
Total	$125.2	$106.3	$303.0	$203.5

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	(in millions)
Operating income (GAAP)	$130.0	$109.7	$329.5	$234.6
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	20.2	19.7	59.4	52.8
Acquisition and Integration Costs	1.3	4.2	6.0	12.0
Adjusted Operating income (Non-GAAP)	$151.5	$133.6	$394.9	$299.4
Operating income margin (GAAP)	12.1%	10.9%	10.9%	8.4%
Adjusted Operating income margin (Non-GAAP)	14.1%	13.2%	13.1%	10.7%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	(in millions)
Net earnings (GAAP)	$109.1	$75.9	$221.1	$139.7
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	20.2	19.7	59.4	52.8
Acquisition and Integration Costs	1.3	4.2	6.0	12.0
Gain on Sale of Securities	(5.5)	—	(5.5)	—
Taxable adjustments	16.1	23.9	59.9	64.8
Tax Act items	—	—	16.1	—
MAL investment gain	—	(9.3)	—	(9.3)
Tax impact of adjustments (a)	(3.7)	(7.2)	(16.7)	(21.3)
Adjusted Net earnings (Non-GAAP)	$121.4	$83.3	$280.4	$174.0

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Diluted earnings per share (GAAP)	$0.90	$0.63	$1.84	$1.15
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.17	0.16	0.49	0.44
Acquisition and Integration Costs	0.01	0.03	0.05	0.10
Gain on Sale of Securities	(0.05)	—	(0.05)	—
Taxable adjustments	0.13	0.20	0.50	0.53
Tax Act items	—	—	0.13	—
MAL investment gain	—	(0.08)	—	(0.08)
Tax impact of adjustments (a)	(0.03)	(0.06)	(0.14)	(0.18)
Adjusted earnings per share (Non-GAAP)	$1.00	$0.69	$2.33	$1.43

(a) Calculated using the GAAP effective tax rate, adjusted to exclude the net $16.1 million charges associated with the Tax Act, as well as $15.6 million and $18.6 million of excess tax benefits associated with stock-based compensation for the three and nine months ended March 31, 2018. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

	Nine Months Ended March 31,
	2018	2017
	(in millions)
Net cash flows provided by operating activities (GAAP)	$274.8	$162.1
Capital expenditures and Software purchases and capitalized internal use software	(70.6)	(69.4)
Free cash flow (Non-GAAP)	$204.2	$92.6

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
Fiscal Year 2018 Guidance
(In millions, except per share amounts)
(Unaudited)

	Prior (4)	Current

Adjusted Earnings Per Share Growth Rate (1) (2)
Diluted earnings per share (GAAP)	22% - 26% growth	28% - 33% growth
Adjusted earnings per share (Non-GAAP)	27% - 31% growth	31% - 35% growth

Adjusted Operating Income Margin (3)
Operating income margin % (GAAP)	~14%	~14%
Adjusted Operating income margin % (Non-GAAP)	~16%	~16%

Free Cash Flow (2)
Net cash flows provided by operating activities (GAAP)	$610 - $680	$610 - $680
Capital expenditures and Software purchases and capitalized internal use software	(110) - (130)	(110) - (130)
Free cash flow (Non-GAAP)	$500 - $550	$500 - $550

(1) Adjusted earnings per share growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, the Gain on Sale of Securities, and Tax Act items and is calculated using diluted shares outstanding. Fiscal year 2018 Non-GAAP Adjusted earnings per share guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and the Gain on Sale of Securities, net of taxes, and Tax Act items, of approximately $0.64 per share.

(2) Current EPS Guidance and Free cash flow Guidance includes projected $35 million, or $0.27 per share, from excess tax benefits from stock-based compensation.

(3) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2018 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $90 million.

(4) Prior guidance as of February 8, 2018.